Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Robert Monson, President and CEO
                 713-881-2816

SEITEL, INC. ANNOUNCES RESIGNATION OF BOARD MEMBER

HOUSTON, June 6, 2005 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, announced today the resignation of Robert Kelley from its board of directors, effective June 1, 2005. Mr. Kelley was Seitel's lead director, served on the compensation committee and as the chairman of the audit committee, and was qualified as an audit committee financial expert within the meaning of the applicable Securities and Exchange Commission regulation. Mr. Kelley resigned to pursue outside interests.  Mr. Kelley made a very valuable contribution to Seitel and the new board of directors during his tenure on Seitel's board.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in over 34,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

# # #